As filed with the Securities and Exchange Commission on May 23, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Zhongchao Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Nanxi Creative Center, Suite 216

841 Yan’an Middle Road

Jing’An District, Shanghai, China 200040

Tel: 021-32205987

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Puglisi & Associates

850 Library Avenue

Suite 204

Newark, Delaware 19711

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Er (Arila) Zhou Esq.

Robinson & Cole LLP

Chrysler East Building

666 Third Avenue, 20th Floor

New York, NY 10017

Tel: (212) 451-2908

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of the registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This replacement registration statement on Form F-3 (the “Registration Statement”) of Zhongchao Inc. (the “Company”) filed with the Securities and Exchange Commission (the “Commission”) is filed pursuant to Rule 415(a)(6) under the Securities Act of 1933, as amended (the “Securities Act”) and registers an indeterminate number of ordinary shares, preferred shares, such indeterminate principal amount of debt securities, such indeterminate number of warrants to purchase ordinary shares, preferred shares or debt securities, such indeterminate number of rights to purchase ordinary shares, preferred shares or debt securities and such indeterminate number of units (collectively, the “Securities”) of the Company up to an aggregate initial offering price of $300,000,000 (the “Initial Offering Price”), provided that the subscription price shall not be less than the par value of the share(s).

On May 17, 2021, the Company filed a registration statement on Form F-3 (Registration No. 333-256190) (the “Prior Registration Statement”) with the Commission under the Securities Act to register and offer securities up to a total amount of $45,000,000. The Prior Registration Statement was declared effective on May 24, 2021. As of the date hereto, the Company has sold securities in the total amount of $1,908,000 under the Prior Registration Statement, and securities unsold under the Prior Registration Statement is in the total amount of $43,092,000 (the “Unsold Securities). Such Initial Offering Price under this Registration Statement includes the Unsold Securities.

Under Rule 415(a)(5) under the Securities Act, the registration of the Unsold Securities under the Prior Registration Statement expires three years after the effective date of the Prior Registration Statement, or on May 24, 2024. Accordingly, the Company is filing this Registration Statement to register the new Securities and cover the Unsold Securities. Any Securities registered hereunder may be sold separately or as units with the other Securities registered hereunder.

Under Rule 415(a)(5), the Company may continue to offer and sell the Unsold Securities during the grace period permitted by Rule 415(a)(5). In accordance with Rule 415(a)(6), effectiveness of this Registration Statement will be deemed to terminate the offering of the Unsold Securities on the Prior Registration Statement. If the Company sells any of such Unsold Securities pursuant to the Prior Registration Statement after the date of filing, and prior to the date of effectiveness, of this Registration Statement, the Company will file a pre-effective amendment to this Registration Statement which will reduce the number of such unsold securities included on this Registration Statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 23, 2024

PROSPECTUS

Zhongchao Inc.

$300,000,000

Class A Ordinary Shares, Preferred Shares, Debt Securities

Warrants, Units and Rights

We may, from time to time in one or more offerings, offer and sell up to $300,000,000 in the aggregate of Class A ordinary shares of par value US$0.001 each in the capital of the Company (the “Class A Ordinary Shares”), preferred shares, warrants to purchase Class A Ordinary Shares or preferred shares, debt securities, rights or any combination of the foregoing, either individually or as units comprised of one or more of the other securities. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

This prospectus provides a general description of the securities we may offer. We will provide the specific terms of the securities offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. You should read carefully this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated or deemed to be incorporated by reference, before you invest in any of our securities. This prospectus may not be used to offer or sell any securities unless accompanied by the applicable prospectus supplement.

Pursuant to General Instruction I.B.5. of Form F-3, in no event will we sell the securities covered hereby in a public primary offering with a value exceeding more than one-third of the aggregate market value of our Ordinary Shares in any 12-month period so long as the aggregate market value of our outstanding Ordinary Shares held by non-affiliates remains below $75,000,000. The aggregate market value of our outstanding voting and non-voting common equity held by non-affiliates is approximately $2.49 million based on the closing price of $1.38 per Class A Ordinary Share on May 22, 2024 and 1,802,508 Ordinary Shares held by non-affiliates. During the 12 calendar months prior to and including the date of this prospectus, we have not offered or sold any securities pursuant to General Instruction I.B.5 of Form F-3.

Our Class A Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “ZCMD.” The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on the Nasdaq Capital Market or other securities exchange of the securities covered by the prospectus supplement.

Investing in our securities involves a high degree of risk. See “Risk Factors” on page 19 of this prospectus and in the documents incorporated by reference in this prospectus, as updated in the applicable prospectus supplement, any related free writing prospectus and other future filings we make with the Securities and Exchange Commission that are incorporated by reference into this prospectus, for a discussion of the factors you should consider carefully before deciding to purchase our securities.

We may sell these securities directly to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable commissions or discounts will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Zhongchao Inc. (the “Company” or “Zhongchao Cayman”) is an offshore holding company incorporated as an exempted company with limited liability in the Cayman Islands. As a holding company with no material operations of our own, we, through the contractual arrangements (the “Contractual Arrangements”), between Beijing Zhongchao Zhongxing Technology Limited (“Zhongchao WFOE”), a wholly subsidiary of Zhongchao Cayman incorporated in the PRC, and a variable interest entity (the “VIE”), Zhongchao Medical Technology (Shanghai) Co., Ltd. (“Zhongchao Shanghai”) and its subsidiaries or collectively “the PRC operating entities”, consolidate the financial results of the PRC operating entities. The securities offered in this prospectus are securities of Zhongchao Cayman, the Cayman Islands holding company, rather than the PRC operating entities. Due to the restrictions imposed by PRC laws and regulations on foreign ownership of companies engaged in value-added telecommunication services and certain other businesses, the PRC operating entities operate their businesses in which foreign investment is restricted or prohibited in the PRC through certain PRC domestic companies. If in the future the PRC laws and regulations change, and the PRC regulatory authorities disallow the VIE structure, it would likely result in a material adverse change in our operations, and the securities of Zhongchao Cayman may decline significantly in value or become worthless.

This is an offering of the securities of the offshore Cayman Islands holding company, Zhongchao Cayman, which consolidate the financial results of the PRC operating entities pursuant to the Contractual Arrangements. Investors of the securities of Zhongchao Cayman are not purchasing, and may never directly or indirectly hold, equity securities of the PRC operating entities that have substantive business operations. Investing in our securities is highly speculative, involves a high degree of risk and should be considered only by persons who can afford the loss of their entire investment.

We face risks and uncertainties associated with the complex and evolving PRC laws and regulations and as to whether and how the recent PRC government statements and regulatory developments. The Chinese government may intervene or influence the operation of the PRC operating entities and exercise significant oversight and discretion over the conduct of PRC operating entities’ business and may intervene in or influence the operations of the PRC operating entities at any time, or may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in the operations of the PRC operating entities and/or the value of our securities. Further, any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which became effective on March 31, 2023. Under the Trial Measures, a filing-based regulatory system applies to “indirect overseas offerings and listings” of companies in mainland China, which refers to securities offerings and listings in an overseas market made under the name of an offshore entity but based on the underlying equity, assets, earnings or other similar rights of a company in mainland China that operates its main business in mainland China. The Trial Measures states that, any post-listing follow-on offering by an issuer in an overseas market, including issuance of shares, convertible notes and other similar securities, shall be subject to filing requirement within three business days after the completion of the offering. Further, at the press conference held for the Trial Measures on February 17, 2023, officials from the CSRC clarified that the PRC domestic companies that have already been listed overseas on or before the effective date of the Trial Measures, March 31, 2023, shall be deemed as existing issuers, or the Existing Issuers. Existing Issuers are not required to complete the filing procedures immediately but shall carry out filing procedures as required if they conduct refinancing or are involved in other circumstances that require filing with the CSRC. Therefore, as advised by our PRC legal counsel, Han Kun Law Offices, we are required to go through filing procedures with the CSRC within three business days after the completion of the offerings in connection with this registration statement and for our future offerings and listing of our securities in an overseas market under the Trial Measures. We will begin the process of preparing a report and other required materials in connection with the CSRC filing, which will be submitted to the CSRC in due course. If we fail to complete such filing requirement, Chinese regulatory authorities may impose fines and penalties upon the PRC operating entities’ operations in China, limit the PRC operating entities’ operating privileges in China, delay or restrict the repatriation of the proceeds from the offerings in connection with this registration statement into China, or take other actions that could have a material adverse effect upon the PRC operating entities’ business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities. The officials from the CSRC have also confirmed that for the PRC domestic companies that seek to list overseas with VIE structure, the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of companies with VIE structure which meet the compliance requirements. As the Trial Measures were newly published, there are substantial uncertainties as to the implementation and interpretation, and how they will affect our current listing, and future offering or financing. If we are required by the Trial Measures for any future offering or any other financing activities to file with the CSRC, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer our securities, cause significant disruption to the business operations of the PRC operating entities, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless.

As of the date of this prospectus, according to PRC legal counsel, Han Kun Law Offices, although we are required to complete the filing procedure in connection with our offerings under the Trial Measures, no relevant PRC laws or regulations in effect require that we obtain permission from any PRC authorities to issue securities to foreign investors in connection with a potential offering made pursuant to this prospectus as of the date of this prospectus, and we have not received any inquiry, notice, warning, sanction, or any regulatory objection to the offerings in connection with this registration statement from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations.

As confirmed by our PRC counsel, Han Kun Law Offices, we will not be subject to cybersecurity review with the Cyberspace Administration of China, or the “CAC,” after the Cybersecurity Review Measures became effective on February 15, 2022, since we or the PRC operating entities currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures. On November 14, 2021, the CAC released the Regulations on the Network Data Security Management (Draft for Comments), or the Data Security Management Regulations Draft, to solicit public opinion and comments. Pursuant to the Data Security Management Regulations Draft, data processor holding more than one million users/users’ individual information shall be subject to cybersecurity review before listing abroad. Data processing activities refers to activities such as the collection, retention, use, processing, transmission, provision, disclosure, or deletion of data. As of the date of this prospectus, the MDMOOC online platform has more than 235,810 registered users, and we currently do not hold more than one million users/users’ individual information. However, we may be deemed as a data processor under the Data Security Management Regulations Draft. As of the date of this prospectus, we have not been informed by any PRC governmental authority of any requirement that we file for a cybersecurity review. However, if we are deemed to be a critical information infrastructure operator or a company that is engaged in data processing and holds personal information of more than one million users, we could be subject to PRC cybersecurity review.

As of the date hereof, as advised by our PRC legal counsel, Han Kun Law Offices, we are of the view that we are in compliance with the applicable PRC laws and regulations governing the data privacy and personal information in all material respects, including the data privacy and personal information requirements of the Cyberspace Administration of China, and we have not received any complaints from any third party, or been investigated or punished by any PRC competent authority in relation to data privacy and personal information protection. However, as there remains significant uncertainty in the interpretation and enforcement of relevant PRC cybersecurity laws and regulations, we could be subject to cybersecurity review, and if so, we may not be able to pass such review in relation to the offerings in connection with this registration statement. In addition, we could become subject to enhanced cybersecurity review or investigations launched by PRC regulators in the future. Any failure or delay in the completion of the cybersecurity review procedures or any other non-compliance with the related laws and regulations may result in fines or other penalties, including suspension of business, website closure, removal of our app from the relevant app stores, and revocation of prerequisite licenses, as well as reputational damage or legal proceedings or actions against us, which may have material adverse effect on our business, financial condition or results of operations.

Pursuant to the Holding Foreign Companies Accountable Act (the “HFCAA”), if the Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), which, if signed into law, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. Pursuant to the HFCA Act, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC, and (2) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. Under the PCAOB’s rules, a reassessment of a determination under the HFCA Act may result in the PCAOB reaffirming, modifying or vacating the determination. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed and does not have to wait another year to reassess its determinations. In the future, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the Determination so that we are subject to the HFCA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCA Act. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the Holding Foreign Companies Accountable Act from three years to two.

Marcum Asia CPAs LLP (“MarcumAsia” formerly known as “Marcum Bernstein & Pinchuk LLP”) was our auditor for the financial statements for the fiscal year ended December 31, 2021. The Company then appointed Prager Metis CPAs, LLC (“Prager Metis”) as the independent registered public accounting firm. Prager Metis replaced MarcumAsia, which the Company dismissed effective as of September 27, 2022. Both MarcumAsia and Prager Metis are headquartered in New York, New York, registered with PCAOB and subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Neither our former auditor, MarcumAsia, nor our current auditor, Prager Metis, was/is headquartered in mainland China or Hong Kong or was identified in the Determination Report as a firm subject to the PCAOB’s determination.

We intend to keep any future earnings to re-invest in and finance the expansion of the business of the PRC operating entities, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, Zhongchao Group Limited (“Zhongchao HK”), unless we receive proceeds from future offerings.

Zhongchao WFOE’s ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China may also set aside a portion of its after-tax profits to fund as discretionary common reserve, although the amount to be set aside, if any, is determined at the discretion of its board of shareholders. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from the PRC operating entities’ operations through the current Contractual Arrangements, we may be unable to pay dividends on our Class A Ordinary Shares.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%. In order for us to pay dividends to our shareholders, we will rely on payments made from Zhongchao Shanghai to Zhongchao WFOE, pursuant to the Contractual Arrangements between them, and the distribution of such payments to Zhongchao HK as dividends from Zhongchao WFOE. Certain payments from Zhongchao Shanghai to Zhongchao WFOE are subject to PRC taxes, including business taxes and value added tax.

Further, any transfer of funds by us to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to PRC regulations. Capital contributions to our PRC subsidiaries are subject to the report to the Ministry of Commerce of the People’s Republic of China, or the MOFCOM, in its local branches and registration with a local bank authorized by the China’s State Administration of Foreign Exchange, or the SAFE. Any foreign loan procured by our PRC subsidiaries is required to be registered or filed with the SAFE or its local branches or satisfy relevant requirements as provided by the SAFE. Any medium- or long-term loan to be provided by us to the VIEs must be registered with the National Development and Reform Commission, or the NDRC, and the SAFE or its local branches. We may not be able to obtain these government approvals or complete such registrations on a timely basis, if at all, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries. If we fail to receive such approvals or complete such registration or filing, our ability to use the proceeds of our financing activities and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

We are a Cayman Islands company and consolidate the financial results of the PRC operating entities through the Contractual Arrangement. The substantially all of the operations and assets of the PRC operating entities are located in China. In addition, all of our directors and officers (except two independent director) are nationals or residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce the U.S. courts judgments obtained in U.S. courts including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, none of whom (except two independent director) are residents in the United States, and whose significant assets are located outside the United States.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 23, 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this shelf registration process, we may from time to time sell Class A ordinary shares, preferred shares, warrants to purchase Class A ordinary shares or preferred shares, debt securities or any combination of the foregoing, either individually or as units comprised of one or more of the other securities, in one or more offerings up to a total dollar amount of $300,000,000. We have provided to you in this prospectus a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will, to the extent required by law, provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement or any related free writing prospectus, you should rely on the information in the prospectus supplement or the related free writing prospectus; provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date – for example, a document filed after the date of this prospectus and incorporated by reference into this prospectus or any prospectus supplement or any related free writing prospectus – the statement in the document having the later date modifies or supersedes the earlier statement.

We have not authorized any dealer, agent or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement, or any related free writing prospectus that we may authorize to be provided to you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or an accompanying prospectus supplement, or any related free writing prospectus that we may authorize to be provided to you. This prospectus and the accompanying prospectus supplement, if any, do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference (as our business, financial condition, results of operations and prospects may have changed since that date), even though this prospectus, any applicable prospectus supplement or any related free writing prospectus is delivered or securities are sold on a later date.

As permitted by SEC rules and regulations, the registration statement of which this prospectus forms a part includes additional information not contained in this prospectus. You may read the registration statement and the other reports we file with the SEC at its website or at its offices described below under “Where You Can Find More Information.”

Unless the context otherwise requires, all references in this prospectus to “Zhongchao,” “we,” “us,” “our,” “the Company,” “the “Registrant” or similar words refer to Zhongchao Inc., together with our subsidiaries.

COMMONLY USED DEFINED TERMS

●	All references to “RMB,” “yuan” and “Renminbi” are to the legal currency of China, all references to “HKD” is to the legal currency of Hong Kong, and all references to “USD,” and “U.S. dollars” are to the legal currency of the United States;

●	Unless specifically described otherwise, as used in this prospectus and in the context of describing our consolidated financial information the terms “we,” “us,” “our company,” “our”, “Zhongchao” and “Zhongchao Cayman” refer to Zhongchao Inc., a Cayman Islands company, and its subsidiaries, consolidated affiliated companies and the PRC operating entities, as the context required;

●	“Beijing Boya” refers to Beijing Zhongchao Boya Medical Technology Co., Ltd., a PRC company;

●	“Beijing Yisuizhen” refers to Beijing Yisuizhen Technology Co., Ltd., a PRC company.

●	“China” and “PRC” refer to the People’s Republic of China, excluding, for the purposes of this prospectus only, Macau, Taiwan and Hong Kong;

●	“Class A Ordinary Shares” refers to the Class A ordinary shares, $0.001 par value per share in the capital of the Company;

●	“Class B Ordinary Shares” refers to the Class B ordinary shares, $0.001 par value per share in the capital of the Company;

●	“Controlling Shareholder” refers to Mr. Weiguang Yang, the CEO of the Company;

●	“Hainan Muxin” refers to Hainan Muxin Medical Technology Co., Ltd., a PRC company.

●	“Liaoning Zhixun” refers to Zhixun Internet Hospital (Liaoning) Co., Ltd., a PRC company.

●	“Maidemu Health” refers to Shanghai Maidemu Health Management Co., Ltd., a PRC company.

●	“mobile MAUs” are the number of unique IP address that various mobile devices having access to our MDMOOC mobile app or Sunshine Health Forums from mobile end at least once during a month. The numbers of our mobile MAUs are calculated using internal company data that has not been independently verified, and we treat each distinguishable device IP address as a separate user for purposes of calculating mobile MAUs, although inaccuracy may result from the possibility that one mobile device may have more than one IP addresses;

●	“monthly UVs” of MDMOOC website, MDMOOC.org, or the website of our Sunshine Health Forums, ygjkclass.com, are to the number of unique IP address that various internet browsers apply to access our websites, from either PC end or mobile end, at least once during a month. The numbers of our monthly UVs of our websites are calculated using internal company data that has not been independently verified, and we treat each distinguishable IP address as a separate user for purposes of calculating monthly UVs, although inaccuracy may result from the possibility that some individuals may have more than one IP address and/or share the same IP address with other individuals to access our platform;

●	“NFP(s)” refers to not-for-profit organizations;

●	“Ordinary Shares” refers to Class A Ordinary Shares and Class B Ordinary Shares, collectively;

●	“SAIC” refers to State Administration for Industry and Commerce in China and currently known as State Administration for Market Regulation;

●	“Shanghai Huijing” refers to Shanghai Huijing Information Technology Co., Ltd., a PRC company;

●	“Shanghai Jingyi” or “Shanghai Zhongxin” refers to Shanghai Zhongxin Medical Technology Co., Ltd, a PRC company, which was formerly known as Shanghai Jingyi, or Shanghai Jingyi Medical Technology Co., Ltd., a PRC company and changed to its current name as Shanghai Zhongxin on November 16, 2020.

●	“Shanghai Maidemu” refers to Shanghai Maidemu Cultural Communication Corp., a PRC company;

●	“Shanghai Xingzhong” refers to Shanghai Xingzhong Investment Management LP, a PRC company;

●	“Shanghai Xinyuan” refers to Shanghai Xinyuan Human Resources Co., Ltd., a PRC company;

●	“Shanghai Zhongxun” refers to Shanghai Zhongxun Medical Technology Co., Ltd., a PRC company;

●	“West Angel” refers to West Angel (Beijing) Health Technology Co., Ltd., a PRC company.

●	“Xinjiang Pharmaceutical” refers to Chongqing Xinjiang Pharmaceutical Co., Ltd., a PRC company.

●	“Zhongchao BVI” refers to Zhongchao Group Inc., a British Virgin Island company;

●	“Zhongchao HK” refers to Zhongchao Group Limited, a Hong Kong company;

●	“Zhongchao Shanghai” refers to Zhongchao Medical Technology (Shanghai) Co., Ltd., a PRC company; and

●	“Zhongchao WFOE” refers to Beijing Zhongchao Zhongxing Technology Limited, a PRC company.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and our SEC filings that are incorporated by reference into this prospectus contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are “forward-looking statements,” including any projections of earnings, revenue or other financial items, any statements of the plans, strategies and objectives of management for future operations, any statements concerning proposed new projects or other developments, any statements regarding future economic conditions or performance, any statements of management’s beliefs, goals, strategies, intentions and objectives, and any statements of assumptions underlying any of the foregoing. The words “believe,” “anticipate,” “estimate,” “plan,” “expect,” “intend,” “may,” “could,” “should,” “potential,” “likely,” “projects,” “continue,” “will,” and “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. We cannot guarantee that we actually will achieve the plans, intentions or expectations expressed in our forward-looking statements and you should not place undue reliance on these statements. There are a number of important factors that could cause our actual results to differ materially from those indicated or implied by forward-looking statements. These important factors include those discussed under the heading “Risk Factors” contained or incorporated by reference in this prospectus and in the applicable prospectus supplement and any free writing prospectus we may authorize for use in connection with a specific offering. These factors and the other cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements whenever they appear in this prospectus. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPCTUS SUMMARY

Company Overview

Our Corporate History and Structure

We are a holding company incorporated on April 16, 2019, under the laws of the Cayman Islands. We have no substantive operations other than holding all of the issued and outstanding shares of Zhongchao Group Inc., or Zhongchao BVI, established under the laws of the British Virgin Islands on April 23, 2019.

Zhongchao BVI is also a holding company holding all of the outstanding equity of Zhongchao Group Limited, or Zhongchao HK, which was established in Hong Kong on May 14, 2019. Zhongchao HK is also a holding company holding all of the outstanding equity of Beijing Zhongchao Zhongxing Technology Limited, or Zhongchao WFOE, which was established on May 29, 2019 under the laws of the PRC.

We conduct our business through the VIE, Zhongchao Medical Technology (Shanghai) Corp., or Zhongchao Shanghai, a PRC company, and through 11 subsidiaries of Zhongchao Shanghai, including Shanghai Zhongxun, Shanghai Zhongxin, Maidemu Health, Beijing Boya, Shanghai Xinyuan, Hainan Muxin, Shanghai Huijing, Xinjiang Pharmaceutical, Beijing Yisuizhen, West Angel and Liaoning Zhixun, each a PRC company. They commenced their operations under the name Zhongchao Medical Consulting (Shanghai) Limited, or Shanghai Zhongchao Limited, a limited liability company established under the laws of the PRC, to provide medical online and offline training services.

Zhongchao Shanghai was incorporated on August 17, 2012 by Juru Guo and Baorong Xue, who held 60% and 40% equity interests in Zhongchao Shanghai respectively. On May 25, 2015, the two shareholders transferred all equity interests to Weiguang Yang who held 100% equity interests in Zhongchao Shanghai after the transfer. On January 15, 2016, the name was changed to Zhongchao Medical Technology (Shanghai) Co., Ltd. On February 5, 2016, the management completed its registration with the State Administration for Industry and Commerce, or SAIC, to convert Shanghai Zhongchao Limited into a company limited by shares, or Zhongchao Shanghai. Through direct ownership, Zhongchao Shanghai has established subsidiaries and branch offices in various cities in PRC, including Beijing, Shanghai, Hainan, Liaoning and Chongqing.

On April 16, 2019, Zhongchao Cayman was incorporated in the Cayman Islands as an exempted company with limited liability, shortly following which More Healthy Holding Limited acquired 5,497,715 Class B Ordinary Shares of par value US$0.0001 per share as founder shares, representing, at that time, 80.94% of total voting power of the Company, on converted basis, given that each Class B Ordinary Share was entitled to 15 votes and each Class A Ordinary Share was entitled to 1 vote and assuming the exercise of the HF Warrant (as defined below). More Healthy Holding Limited is a BVI company 100% owned by Weiguang Yang (“More Healthy”).

As part of the Company’s organization for the purpose of the initial public offering and listing on Nasdaq, on August 1, 2019, the Company and HF Capital Management Delta, Inc., a company incorporated under the laws of the Cayman Islands (“HF Capital”) entered into a certain warrant agreement to purchase Class A Ordinary Shares of the Company (the “HF Warrant”). At the issuance of the HF Warrant, Yantai Hanfujingfei Investment Centre (LP), a limited partnership incorporated under PRC laws (“Yantai HF”, whose managing partner, Hanfor Capital Management Co., Ltd., was the sole member of HF Capital, and together with “HF Capital” hereinafter collectively referred to as “HF”) was a 6.25% shareholder of Zhongchao Shanghai and planned to withdraw its capital contribution in Zhongchao Shanghai but to contribute the same amount of capital to Zhongchao Cayman directly via HF Capital.

On July 5, 2023, the Company held an annual general meeting of shareholders at which shareholders resolved to amend and restate the Company's memorandum and articles of association, pursuant to which each holder of Class B Ordinary Shares became entitled to one hundred (100) votes for each Class B Ordinary Shares held. Each shareholder of the Company’s Class A Ordinary Shares remains entitled to one (1) vote for each Class A Ordinary Share held.

On February 20, 2024, the Company held an extraordinary general meeting of shareholders at which shareholders resolved that: (a) with effect upon the commencement of the second business day following the extraordinary general meeting or such later date as the Company's board of directors may determine, that the authorized, issued, and outstanding shares of the Company be consolidated and divided by consolidating: (i) every ten (10) Class A Ordinary Shares with a par value of US$0.0001 each into one (1) Class A Ordinary Share with a par value of US$0.001 each; and (ii) every ten (10) Class B Ordinary Shares with a par value of US$0.0001 each into one (1) Class B Ordinary Share with a par value of US$0.001 each, with such consolidated shares having the same rights and being subject to the same restrictions (save as to par value) as the previously existing shares of such class (the “Share Consolidation”); (b) subject to and immediately following the Share Consolidation being effected, the authorized share capital of the Company be increased from US$50,000 divided into 45,000,000 Class A Ordinary Shares with a par value of US$0.001 each and 5,000,000 Class B Ordinary Shares with a par value of US$0.001 each to US$500,000 divided into 450,000,000 Class A Ordinary Shares with a par value of US$0.001 each and 50,000,000 Class B Ordinary Shares with a par value of US$0.001 each (the “Share Capital Increase”); and (c) subject to the Share Consolidation and the Share Capital Increase being approved and effected, the Company adopt an amended and restated memorandum and articles of association in substitution for, and to the exclusion of, the Company’s existing memorandum and articles of association, to reflect corrected typographical corrections, the Share Consolidation and the Share Capital Increase.

The Share Consolidation and the Share Capital Increase were subsequently effected, and the Company's memorandum and articles of association were amended and restated, on February 19, 2024.

Beginning with the opening of trading on February 29, 2024, the Company’s Class A Ordinary Shares began trading on a post-Share Consolidation basis on the Nasdaq Capital Market under the same symbol “ZCMD,” but under a new CUSIP number of G9897X115.

Contractual Arrangements between the Zhongchao WFOE and Zhongchao Shanghai

Zhongchao Inc. (the “Company” or “Zhongchao Cayman”) is an offshore holding company incorporated in the Cayman Islands as an exempted company with limited liability. As a holding company with no material operations of our own, we, through the contractual arrangements (the “Contractual Arrangements”), between Beijing Zhongchao Zhongxing Technology Limited (“Zhongchao WFOE”), a wholly subsidiary of Zhongchao Cayman incorporated in the PRC, and a variable interest entity (the “VIE”), Zhongchao Medical Technology (Shanghai) Co., Ltd. (“Zhongchao Shanghai”) and its subsidiaries or collectively “the PRC operating entities”, consolidate the financial results of the PRC operating entities. Due to the restrictions imposed by PRC laws and regulations on foreign ownership of companies engaged in value-added telecommunication services and certain other businesses, we operate our businesses in which foreign investment is restricted or prohibited in the PRC through certain PRC domestic companies. Accordingly, the Contractual Arrangements are designed to allow Zhongchao Cayman to consolidate Zhongchao Shanghai’s operations and financial results in Zhongchao Cayman’s financial statements in accordance with U.S. GAAP as the primary beneficiary. Neither we nor our subsidiaries own any equity interests in the PRC operating entities.

As we chose such VIE structure, we are subject to certain unique risks and uncertainties that may not otherwise exist if we had direct equity ownership in the PRC operating entities. Because we do not directly hold equity interests in the VIE and its subsidiaries, our Contractual Arrangements may not be effective in providing control over Zhongchao Shanghai. Further, we are subject to risks due to uncertainty of the interpretation and the application of the PRC laws and regulations, including but not limited to limitations on foreign ownership and regulatory review of overseas listing of PRC companies through a special purpose vehicle, and the validity and enforcement of the Contractual Arrangements. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard that could disallow the VIE structure, which would likely result in a material change in the PRC operating entities’ operations and cause the value of our securities to decrease significantly or become worthless. However, as of the date of this prospectus, the agreements under the Contractual Arrangements have not been tested in any courts of law.

The following charts summarize our corporate legal structure and identify our subsidiaries, our VIE and its subsidiaries.

Permission Required from the PRC Authorities to Issue Our Securities to Foreign Investors

PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in the PRC operating entities’ operations, significant depreciation of the value of our securities, or a complete hindrance of our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. The Chinese government may intervene or influence the operations of the PRC operating entities at any time and may exert more control over offerings conducted overseas and/or foreign investment in China-based issuers, which could result in a material change in the operations of the PRC operating entities and/or the value of our securities. Further, any actions by the Chinese government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over the use of variable interest entities for overseas listing, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. On February 17, 2023, the China Securities Regulatory Commission (the “CSRC”) promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which became effective on March 31, 2023. According to the Trial Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedures with the CSRC; if a domestic company fails to complete the filing procedure or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application; and (4) if the issuer issues securities in the same overseas market after the initial issuance and listing, it shall submit filings with the CSRC within three business days after the completion of the issuance. Further, at the press conference held for the Trial Measures on February 17, 2023, officials from the CSRC clarified that the PRC domestic companies that have already been listed overseas on or before the effective date of the Trial Measures, March 31, 2023, shall be deemed as existing issuers, or the Existing Issuers. Existing Issuers are not required to complete the filing procedures immediately but shall carry out filing procedures as required if they conduct refinancing or are involved in other circumstances that require filing with the CSRC. Therefore, as advised by our PRC legal counsel, Han Kun Law Offices, we are required to go through filing procedures with the CSRC within three business days after the completion of the offerings in connection with this registration statement and for our future offerings and listing of our securities in an overseas market under the Trial Measures. We will begin the process of preparing a report and other required materials in connection with the CSRC filing, which will be submitted to the CSRC in due course. If we fail to complete such filing requirement, Chinese regulatory authorities may impose fines and penalties upon the PRC operating entities’ operations in China, limit the PRC operating entities’ operating privileges in China, delay or restrict the repatriation of the proceeds from the offerings in connection with this registration statement into China, or take other actions that could have a material adverse effect upon the PRC operating entities’ business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities.

The officials from the CSRC have also confirmed that for the PRC domestic companies that seek to list overseas with VIE structure, the CSRC will solicit opinions from relevant regulatory authorities and complete the filing of the overseas listing of companies with VIE structure which meet the compliance requirements. As the Trial Measures were newly published, there are substantial uncertainties as to the implementation and interpretation, and how they will affect our current listing, and future offering or financing. If we are required by the Trial Measures for any future offering or any other financing activities to file with the CSRC, we cannot assure you that we will be able to complete such filings in a timely manner, or even at all. Any failure of us to fully comply with new regulatory requirements may significantly limit or completely hinder our ability to continue to offer our securities, cause significant disruption to our business operations, severely damage our reputation, materially and adversely affect our financial condition and results of operations and cause our securities to significantly decline in value or become worthless.

Permission Required from the PRC Authorities for Our and PRC Operating Entities’ Operation in China

As of the date of this prospectus, except as disclosed in this prospectus and our most recent annual report on Form 20-F on April 30, 2024, we, or the PRC operating entities are not required to obtain any other permission or approval from the PRC authorities for our operation in China, nor have we, or the PRC operating entities, received any denial for our operation in China. Given the uncertainties of interpretation and implementation of relevant laws and regulations and the enforcement practice by relevant government authorities, we may be required to obtain additional licenses, permits, filings or approvals in the future. If any of the PRC operating entities is found to be in violation of any existing or future PRC laws or regulations, or fail to obtain or maintain any of the requisite licenses and permits, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. In addition, if any of the PRC operating entities had inadvertently concluded that such licenses, permits, registrations or filings were not required, or if applicable laws, regulations or interpretations change in a way that requires any of the PRC operating entities to obtain such licenses, permits, registrations or filings in the future, the relevant PRC operating entities may be unable to obtain such necessary licenses, permits, registrations or filings in a timely manner, or at all, and such licenses, permits, registrations or filings may be rescinded even if obtained. Any such circumstance may subject the relevant PRC operating entities to fines and other regulatory, civil or criminal liabilities, and the relevant PRC operating entities may be ordered by the competent government authorities to suspend relevant operations, which will materially and adversely affect our business operations. See “— Risks Related to Doing Business in China—The PRC operating entities’ failure to obtain, maintain or renew other licenses, approvals, permits, registrations or filings necessary to conduct their operations in China could have a material adverse impact on our business, financial conditions and results of operations.” in our most recent annual report on Form 20-F filed on April 30, 2024.

We have been advised by our PRC legal counsel, Han Kun Law Offices, based on their understanding of the current PRC laws, rules and regulations, that (i) the structure for operating our business in China (including our corporate structure and VIE Arrangements with Zhongchao Shanghai, Zhongchao Shanghai and their shareholders), as of the date of this prospectus, do not result in any violation of PRC laws or regulations currently in effect; and (ii) the Contractual Arrangements among Zhongchao WFOE and Zhongchao Shanghai and their shareholders governed by PRC law are valid, binding and enforceable in accordance with the terms of each of the VIE Arrangements, and do not result in any violation of PRC laws or regulations currently in effect. However, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations concerning foreign investment in the PRC, and their application to and effect on the legality, binding effect and enforceability of the Contractual Arrangements. In particular, we cannot rule out the possibility that PRC regulatory authorities, courts or arbitral tribunals may in the future adopt a different or contrary interpretation or take a view that is inconsistent with the opinion of our PRC legal counsel.

Dividend Distributions or Transfers of Cash among the Holding Company, Its Subsidiaries, and the Consolidated VIE

For the year ended December 31, 2023, Zhongchao Cayman made cash transfer of $0.1 million to Zhongchao USA. For the year ended December 31, 2022, Zhongchao Cayman made cash transfer of $1.5 million to Zhongchao USA. Except as otherwise disclosed above, for the years ended December 31, 2023 and 2022, no other cash transfer or transfer of other assets have occurred between Zhongchao Cayman, its subsidiaries, the consolidated VIE and the subsidiaries of the VIE. For the years ended December 31, 2023 and 2022, none of our subsidiaries, the consolidated VIE, or the subsidiaries of the VIE have made any dividends or distributions to Zhongchao Cayman. For the years ended December 31, 2023 and 2022, no dividends or distributions have been made to any U.S. investors.

We intend to keep any future earnings to re-invest in and finance the expansion of the business of the PRC operating entities, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the Company being unable to pay its debts due in the ordinary course of business. If we determine to pay dividends on any of our Class A Ordinary Shares in the future, as a holding company, we will be dependent on receipt of funds from our Hong Kong subsidiary, Zhongchao Group Limited (“Zhongchao HK”), unless we receive proceeds from future offerings.

Zhongchao WFOE’s ability to distribute dividends is based upon its distributable earnings. Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to the Company only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Each of such entity in China may also set aside a portion of its after-tax profits to fund an optional employee welfare fund, although the amount to be set aside, if any, is determined at the discretion of its board of shareholders. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations through the current Contractual Arrangements, we may be unable to pay dividends on our Class A Ordinary Shares.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from Zhongchao Shanghai to Zhongchao WFOE, pursuant to the Contractual Arrangements between them, and the distribution of such payments to Zhongchao HK as dividends from Zhongchao WFOE. Certain payments from the VIE, Zhongchao Shanghai, to Zhongchao WFOE are subject to PRC taxes, including business taxes and value added tax.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong project must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Zhongchao HK. As of the date of this prospectus, we have not applied and have no plan to apply for the tax resident certificate from the relevant Hong Kong tax authority.

Further, any transfer of funds by us to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to PRC regulations. Capital contributions to our PRC subsidiaries are subject to the report to the Ministry of Commerce of the People’s Republic of China, or the MOFCOM, in its local branches and registration with a local bank authorized by the China’s State Administration of Foreign Exchange, or the SAFE. Any foreign loan procured by our PRC subsidiaries is required to be registered or filed with the SAFE or its local branches or satisfy relevant requirements as provided by the SAFE. Any medium- or long-term loan to be provided by us to the VIEs must be registered with the National Development and Reform Commission, or the NDRC, and the SAFE or its local branches. We may not be able to obtain these government approvals or complete such registrations on a timely basis, if at all, with respect to future capital contributions or foreign loans by us to our PRC subsidiaries. If we fail to receive such approvals or complete such registration or filing, our ability to use the proceeds of our financing activities and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business. See “Item 3. Key Information—D. Risk Factors— Risks Related to Doing Business in China—PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from using the proceeds of the initial public offering or any subsequent offerings to make loans or additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.”

Condensed Consolidating Schedule and Consolidated Financial Statements

The following tables present selected condensed consolidated statements of income and comprehensive income, and cash flows for the years ended December 31, 2023, 2022 and 2021, and the selected condensed consolidated balance sheets as of December 31, 2023 and 2022, which showing financial information for parent company, Zhongchao Cayman, its subsidiaries (Zhongchao Group Inc. (“Zhongchao BVI”), Zhongchao HK, Zhongchao USA, Zhongchao Japan and Zhongchao WFOE), the VIE and its subsidiaries, eliminating entries and consolidated information.

Selected Condensed Consolidated Balance Sheets Data

	December 31, 2023
	Parent	Subsidiaries	VIE and Its Subsidiaries	Elimination	Total

Cash and cash equivalents	$150,071	$1,955,061	$5,443,562	$-	$7,548,694
Short-term investment	5,241,677	656,132	-	-	5,897,809
Accounts receivable	-	-	2,552,738	-	2,552,738
Other current assets	143,208	8,909	2,559,688	-	2,711,805
Total current assets	5,534,956	2,620,102	10,555,988	-	18,711,046
Investment in subsidiaries, VIE and VIE’s subsidiaries	5,756,419	-	-	(5,756,419)	-
Property and equipment, net	-	1,524,676	1,697,576	-	3,222,252
Total non-current assets	5,756,419	1,690,547	4,015,050	(5,756,419)	5,705,597
Amount due from the Company and its subsidiaries	7,948,307	-	-	(7,948,307)	-
Total Assets	$19,239,682	$4,310,649	$14,571,038	$(13,704,726)	$24,416,643

Total current liabilities	$-	$3,389	$2,674,972	$-	$2,678,361
Total non-current liabilities	-	-	700,112	-	700,112
Amounts due to the Company and its subsidiaries	-	6,884,124	564,652	(7,448,776)	-
Total Liabilities	-	6,887,513	3,939,736	(7,448,776)	3,378,473
Total Shareholders’ Equity (Deficit)	19,239,682	(2,576,864)	10,631,302	(6,255,950)	21,038,170
Total Liabilities and Shareholders’ Equity	$19,239,682	$4,310,649	$14,571,038	$(13,704,726)	$24,416,643

	December 31, 2022
	Parent	Subsidiaries	VIE and Its Subsidiaries	Elimination	Total

Cash and cash equivalents	$4,110,216	$2,909,858	$4,500,379	$-	$11,520,453
Accounts receivable	-	-	6,772,988	-	6,772,988
Total current assets	4,110,216	5,291,289	13,302,655	-	22,704,160
Investment in subsidiaries, VIE and VIE’s subsidiaries	16,906,213	-	-	(16,906,213)	-
Property and equipment, net	-	779,230	3,111,717	-	3,890,947
Total non-current assets	16,906,213	928,072	14,982,113	(16,906,213)	15,910,185
Amount due from the Company and its subsidiaries	9,423,617	-	-	(9,423,617)	-
Total Assets	$30,440,046	$6,219,361	$28,284,768	$(26,329,830)	$38,614,345

Total current liabilities	$-	$3,816	$4,161,219	$-	$4,165,035
Total non-current liabilities	-	-	1,430,045	-	1,430,045
Amounts due to the Company and its subsidiaries	-	8,193,902	762,962	(8,956,864)	-
Total Liabilities	-	8,197,718	6,354,226	(8,956,864)	5,595,080
Total Shareholders’ Equity (Deficit)	30,440,046	(1,978,357)	21,930,542	(17,372,966)	33,019,265
Total Liabilities and Shareholders’ Equity	$30,440,046	$6,219,361	$28,284,768	$(26,329,830)	$38,614,345

Selected Condensed Consolidated Statements of Operations Data

	For the year ended December 31, 2023
	Parent	Subsidiaries	VIE and its Subsidiaries	Elimination	Total

Revenues	$-	$-	$19,433,945	$-	$19,433,945
Share of loss of subsidiaries, VIE and VIE’s subsidiaries	$(11,440,721)	$-	$-	$11,440,721	$-
Net loss	$(11,335,911)	$(631,262)	$(10,780,772)	$11,440,706	$(11,307,239)

	For the year ended December 31, 2022
	Parent	Subsidiaries	VIE and its Subsidiaries	Elimination	Total

Revenues	$-	$-	$14,151,516	$-	$14,151,516
Share of loss of subsidiaries, VIE and VIE’s subsidiaries	$(2,919,423)	$-	$-	$2,919,423	$-
Net loss	$(2,940,891)	$(1,373,555)	$(1,427,296)	$2,919,423	$(2,822,319)

	For the year ended December 31, 2021
	Parent	Subsidiaries	VIE and its Subsidiaries	Elimination	Total

Revenues	$-	$200,001	$16,096,769	$-	$16,296,770
Share of income of subsidiaries, VIE and VIE’s subsidiaries	$266,775	$-	$-	$(266,775)	$-
Net income (loss)	$238,665	$(572,063)	$838,838	$(266,775)	$238,665

Selected Condensed Consolidated Cash Flows Data

	For the year ended December 31, 2023
	Parent	Subsidiaries	VIE and its Subsidiaries	Elimination	Total

Net cash provided by (used in) operating activities	$(193,778)	$(2,351,918)	$1,124,613	$1,475,312	$54,229
Net cash used in investing activities	$(3,766,367)	$1,530,264	$(43,240)	$(1,475,312)	$(3,754,655)
Net cash provided by financing activities	$-	$-	$-	$-	$-

	For the year ended December 31, 2022
	Parent	Subsidiaries	VIE and its Subsidiaries	Elimination	Total

Net cash provided by (used in) operating activities	$139,309	$(1,198,586)	$397,537	$-	$(661,740)
Net cash used in investing activities	$(1,638,455)	$(509,185)	$(2,837,473)	$1,638,455	$(3,346,658)
Net cash provided by financing activities	$1,850,744	$1,638,455	$-	$(1,638,455)	$1,850,744

	For the year ended December 31, 2021
	Parent	Subsidiaries	VIE and its Subsidiaries	Elimination	Total

Net cash provided by (used in) operating activities	$3,737	$(823,321)	$3,681,432	$-	$2,861,848
Net cash used in investing activities	$(3,400,000)	$(820,982)	$(3,196,302)	$3,400,000	$(4,017,284)
Net cash provided by financing activities	$-	$3,400,000	$-	$(3,400,000)	$-

Business Overview

Our Company

We are not a Chinese operating company, but an offshore holding company incorporated in the Cayman Islands as an exempted company with limited liability. As a holding company with no material operations of our own, we consolidate the financial results, through a series of the Contractual Arrangements, with Zhongchao Shanghai and its subsidiaries, or collectively, “the PRC operating entities.” Neither we nor our subsidiaries own any equity interests in the PRC operating entities.

Our Class A Ordinary Shares currently trading on Nasdaq are the shares of the offshore holding company, Zhongchao Cayman. You are not investing in the PRC operating entities.   Instead, we consolidate financial results of Zhongchao Shanghai as primary beneficiary through the Contractual Arrangements.

Zhongchao Shanghai, together with its subsidiaries, is a platform-based internet technology company offering services to patients with oncology and other major diseases in China. The PRC operating entities address the needs along the patient journey of symptoms occurrence, medical consultations, medication prescriptions, medication management, and treatment consultations. The PRC operating entities provide online healthcare information, professional training and educational services to healthcare professionals, patient management services in the professional field of tumor and rare diseases, internet healthcare services, and pharmaceutical services and operate an online information platform to general public. The PRC operating entities also engage in sales of patent drug in China.

The PRC operating entities provide the healthcare information, education, and training services to the healthcare professionals under their “MDMOOC” brand, which we believe is one of the leading consumer brands in China’s healthcare training and education sector, as evidenced by the Securities Research Report on online medical care industry by Essence Securities Co., Ltd., a company provides securities services throughout China, where the PRC operating entities are considered as one of the main and typical public company proving medical training with doctor interactive and online training platform and leading the Internet medical education industry.  The PRC operating entities provide focused patient management services, via their “Zhongxun” IT system and WeChat mini program and Zhongxin Health WeChat mini program, to their pharmaceutical enterprises and NFP customers.

The PRC operating entities established Chongqing Xinjiang Pharmaceutical Co., Ltd., a PRC company (“Xinjiang Pharmaceutical”), aiming at realizing medications accessibility and affordability for patients. Xinjiang Pharmaceutical cooperates with Zhixun Internet Hospital and other internet hospitals to build a 2B2C (to business and to customer) pharmaceutical procurement platform and streamline the delivery of medications from pharmaceutical factories to retail ends.

MDMOOC-Healthcare Information, Education, and Training for Professionals

The MDMOOC Online Platform of the PRC Operating Entities

The MDMOOC online platform of the PRC operating entities’ is realized through various products, including MDMOOC mobile App, MOOC Medical WeChat subscription account, and MDMOOC website, where users can access our rich media content and engaging Community of Practice Share (COPS) on MDMOOC website.

MOOC Mobile App

The MOOC Medical mobile app of the PRC operating entities serves as a one-stop destination where they offer users relevant healthcare knowledge and study insights, assist them along their journey to obtain the knowledge and information they are searching for in a supportive community, and allow them to review and test their understanding of courses by participating in the Practice Improvement (PI) system. The PRC operating entities designed the interface of their platform in simple white and sky blue, signaling health and learning respectively, and creating a soft and welcoming texture to their platform.

When users open the MOOC Medical mobile app, they will immediately see the featured banners that display academic courses, open classes, case library, and practice improvement courses. As users scroll down, courses that are most popular among the healthcare professionals, courses recommended by the PRC operating entities’ medical editors, and the latest healthcare news appear. Users can also explore various medical courses by medical specialty and subject areas.

Opening Course is a collection of video courses of various medical fields and topics. The courses are often presented by medical experts. Most of the courses are free to users.

Commencing from the fourth quarter of 2018, in addition to providing training and education courses through the platforms, the PRC operating entities have been engaged by certain customers on a project basis to establish individual columns on the MDMOOC online platform to provide training and knowledge of certain drug treatment for healthcare professionals and patients. Most of the drug treatments are cancer-related or rare disease-related. The PRC operating entities also plug in supplemental features, to manage the drug treatment including reviewing patients’ applications, tracking their usage of drugs, and collecting related information (such programs with new plug-in features are hereinafter referred as the “patient-aid projects”).

As of the date of this prospectus, we have established nearly 22 courses for cancer-related drug treatment, including drug treatment for lung cancer, liver cancer, and extended blood cancer, and 7 columns for drug treatment of rare diseases, including drug treatment for pulmonary fibrosis, multiple sclerosis, systemic lupus erythematosus, Crohn’s disease and skin diseases.

MDMOOC WeChat Subscription Account

WeChat Subscription Account provides a new means to propagate information for the media and individuals, building better communication with readers with a better management. It also facilitates discovery and consumption of services and products. It is useful for discovery and quick actions, and complements full-function native apps by increasing their traffic.

The PRC operating entities’ MDMOOC WeChat subscription account features similar interfaces and functions as their mobile app. It serves as additional access points to the PRC operating entities’ platform.

MDMOOC Website

Users can access online healthcare information, education and training content and the services through the PRC operating entities’ website MDMOOC.org. As more internet users shift to mobile ends, the PRC operating entities’ website mainly serves a comprehensive knowledge base targeting users who are in the process of researching for specific medical courses, articles, or news.

The PRC operating entities designed their professional website to meet the needs of their users in a personalized and easy-to-use manner. The PRC operating entities plan to expand into new medical specialty areas that appeal to their current users base and attract new users. The PRC operating entities’ objective is to be the category leader in each of their medical specialty areas by delivering the highest quality specialty-based content and selectively acquiring other high-quality medical specialty Websites. As part of this strategy, the PRC operating entities will (1) work with more medical associations to produce programs and courses to meet the need of healthcare professionals; (2) expand their R&D team and provide more support to their self-developed courses; (3) cooperate with international continuing medical education providers to improve the quality and diversity of their courses; and (4) expand their new media team to create and provide high-quality online courses for mobile users.

The MDMOOC Onsite Activities of the PRC Operating Entities

In addition to their online presence, the PRC operating entities also hold onsite activities to provide healthcare information and education services from time to time under their “MDMOOC” brand. The PRC operating entities’ onsite activities not only provide their healthcare professionals with medical knowledge and clinical skills but also another career path which enhance their professional competitiveness. Also, many of their onsite activities were accompanied with live steaming, which will be uploaded to the MDMOOC online platform.

The PRC operating entities cooperate with Beijing Chronic Disease Prevention and Health Education Research Association and Professor Yixin Zhang from the Ninth People’s Hospital of Shanghai Jiao Tong University School of Medicine to create courses titled “Essential Course for Wound Care Management” and “Advanced Course for Surgical Wound Treatment”. These courses have been certified and authorized by the European Wound Management Association (EWMA), a European not-for-profit umbrella organization, linking national wound management organizations, individuals and groups with interest in wound care. The PRC operating entities have successfully held four (4) training programs for Essential Course for Wound Care Management and two (2) training programs for Advanced Course for Surgical Wound Treatment. Each program accepted no more than twenty (20) applicants who shall hold academic credential above undergraduate. The PRC operating entities also required all applicants to have more than six-year working experience in the field of wound repair. The PRC operating entities have issued a certificate to each of the applicant upon completion of the training as their proof of achievement and ability in the wound management and treatment. The PRC operating entities believe that after attending these programs, the participants would acquire the basic capacity to lead a wound-management department in a hospital.

The PRC operating entities believe the combination of online and onsite services would provide their end-users the greatest convenience. With more choices of the forms of healthcare education, the PRC operating entities enrich the learning experience of their end-users.

New Plug-in to Certain Programs- Assistance in Patient-Aid Projects

The PRC operating entities have been engaged by certain customers on a project basis to establish individual columns on the MDMOOC online platform to provide training and knowledge of certain drug treatment for healthcare professionals and patients. Most of the drug treatments are cancer-related or rare disease-related. The PRC operating entities establish online columns to facilitate qualified patients to obtain free drug treatment from not-for-profit organizations (“NFPs”) till the earlier of the expiration of contract period or the free drugs are completely delivered. For each column, the PRC operating entities plug in features to manage the drug treatment including reviewing patients’ applications, tracking their usage of drugs, and collecting related information (such programs with new plug-in features are hereinafter referred as the “patient-aid projects”). Those customers are existing customers of us. They provide those drugs sponsored by pharmaceutical companies without charge to qualified patients and the PRC operating entities charge those customers on the services in connection with the online columns and related training and management. In this way, the PRC operating entities believe not only can they facilitate the clinical application of those drugs, but also benefit patients.

As of the date of this prospectus, we have established nearly 22 columns for cancer-related drug treatment, including drug treatment for lung cancer, liver cancer, and extended blood cancer, and 7 columns for drug treatment of rare diseases, including drug treatment for pulmonary fibrosis, multiple sclerosis, systemic lupus erythematosus, Crohn’s disease, and skin diseases. The total number of patients covered under these patient-aid projects has reached nearly 125,970 by the end of 2023.

Sunshine Health Forums-Healthcare Information and Education for the Public

The PRC operating entities’ goal is not only provide continuing education and training to healthcare professionals but to promote healthy lifestyle and provide healthcare knowledge to the public. In order to achieve that, the PRC operating entities develop and operate the Sunshine Health Forums, online education-for-all platforms that disseminate articles and features related to healthcare and wellness education, medical behavior intervention, and newly developed health technology and application. The PRC operating entities developed Sunshine Health Forum, a WeChat subscription account, and Sunshine Health Forum.org, the official website providing portals to leading we-media the PRC operating entities have strategic relationships to improve the efficiency and effectiveness of the information acquisition for the PRC operating entities’ users. The PRC operating entities establish one school for each disease to make it easier for the public to obtain information they would like to know. We have established their partnership with the following we-media platforms, including but not limited Toutiao.com, WeChat official accounts platforms, Yidianzixun.com, Douyin.com, CN-Healthcare.com, iQiyi, Youku, and Huoshan.com.

Zhongxin Health Patient Management Services in Patient-aid Projects

The PRC operating entities utilize its self-developed patient management system, branded as “Zhongxin Health” to provide patient management services to their pharmaceutical enterprises and NFPs customers to assist their patient management for patients with cancer, rare disease or other major diseases.

During cancer treatment processes, patients face various changes using one or more anti-tumor medications, including, among others, dosing punctuality, incorrect dosage, missed dose, taking with other drugs and adverse reaction management. If such challenges cannot be solved, the treatment process will be negatively affected, and patients’ confidence in treatment could be undermined, ultimately affecting the curative effects. In order to resolve medication-related challenges in a timely manner and promote the continuity of treatment, the PRC operating entities developed and designed the Zhongxin Health mini program with several functions. The program can automatically remind patients to take medications and precautions based on different types of cancers and medication consumption time. It can also provide general self-treatment information based on the adverse reactions that patients might have taking such medications and timely provide corresponding self-treatment information for such adverse reactions specifically encountered by patients during the medication administration process. Additionally, the program could improve patients’ self-management ability through various illustrations and video courses. Utilizing the program, patients can customize and self-manage their medication process based on different cancers and medication consumption time, and such system could help improve patients’ confidence in their treatment.

Xinjiang Pharmaceutical Drug Retail Services

Xinjiang Pharmaceutical was established aiming at realizing medications accessibility and affordability for patients. Xinjiang Pharmaceutical has cooperates with Zhixun Internet Hospital and other internet hospitals to build a 2B2C (to business and to customer) pharmaceutical procurement platform and streamline the delivery of medications from pharmaceutical factories to retail ends. This approach enables Xinjiang Pharmaceutical to supply domestic and international high-quality and cost-effective drugs, improving drug accessibility and lowering medication cost.

Since the beginning of 2022, embracing the development opportunity of a series of investment promotion of pharmaceutical industry initiated by the Chongqing government, Xinjiang Pharmaceutical has been able to develop rapidly. Xinjiang Pharmaceutical has obtained Pharmaceutical Trade License, Medical Device Trade License, Qualification Certificate for Drug Information Service over the Internet and other related licenses. Xinjiang Pharmaceutical plans to engage in pharmaceutical import and export trade, OME (original equipment manufacturer) production, medical consumables operation, and pharmaceutical internet services, aiming to continuously expand the industry chain and supply chain of the pharmaceutical market in China. Meanwhile, it remains committed to becoming a competitive technology-based pharmaceutical service enterprise.

Holding Foreign Company Accountable Act

Pursuant to the Holding Foreign Companies Accountable Act (the “HFCAA”), if the Public Company Accounting Oversight Board, or the PCAOB, is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act (“AHFCAA”), which, if signed into law, would amend the HFCA Act and require the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. Pursuant to the HFCA Act, the PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC, and (2) Hong Kong. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB has independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. Under the PCAOB’s rules, a reassessment of a determination under the HFCA Act may result in the PCAOB reaffirming, modifying or vacating the determination. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed and does not have to wait another year to reassess its determinations. In the future, if there is any regulatory change or step taken by PRC regulators that does not permit our auditor to provide audit documentations located in China or Hong Kong to the PCAOB for inspection or investigation, or the PCAOB expands the scope of the Determination so that we are subject to the HFCA Act, as the same may be amended, you may be deprived of the benefits of such inspection which could result in limitation or restriction to our access to the U.S. capital markets and trading of our securities, including trading on the national exchange and trading on “over-the-counter” markets, may be prohibited under the HFCA Act. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”), was signed into law by President Biden. The Consolidated Appropriations Act contained, among other things, an identical provision to AHFCAA, which reduces the number of consecutive non-inspection years required for triggering the prohibitions under the Holding Foreign Companies Accountable Act from three years to two.

Marcum Asia CPAs LLP (“MarcumAsia” formerly known as “Marcum Bernstein & Pinchuk LLP”) was our auditor for the financial statements for the fiscal year ended December 31, 2021. The Company then appointed Prager Metis CPAs, LLC (“Prager Metis”) as the independent registered public accounting firm. Prager Metis replaced MarcumAsia, which the Company dismissed effective as of September 27, 2022. Both MarcumAsia and Prager Metis are headquartered in New York, New York, registered with PCAOB and subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Neither our former auditor, MarcumAsia, nor our current auditor, Prager Metis, was/is headquartered in mainland China or Hong Kong or was identified in the Determination Report as a firm subject to the PCAOB’s determination.

Implications of Being an Emerging Growth Company, a Foreign Private Issuer and a Controlled Company

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. Section 107 of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with those standards. The JOBS Act also exempts us from having to provide an auditor attestation of internal control over financial reporting under Sarbanes-Oxley Act Section 404(b).

We will remain an emerging growth company until the earlier of: (i) the last day of the fiscal year (a) following the fifth anniversary of the Closing Date, (b) in which we have an annual total gross revenue of at least US$1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our ordinary equity that is held by non-affiliates exceeds US$700 million as of the last business day of the second fiscal quarter of such fiscal year; and (ii) the date on which we have issued more than US$1 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

Foreign Private Issuer

As a “foreign private issuer,” we will be subject to different U.S. securities laws than domestic U.S. issuers. The rules governing the information that we must disclose differ from those governing U.S. companies pursuant to the Exchange Act. For example:

●	we are not required to provide as many Exchange Act reports or provide periodic and current reports as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

Controlled Company

Mr. Weiguang Yang currently controls a majority of the voting power of our outstanding Ordinary Shares. As a result, we are a “controlled company” within the meaning of applicable Nasdaq listing rules. Under these rules, a company of which more than 50% of the voting power for the election of directors is held by an individual, group or another company is a “controlled company.” For so long as we remain a “controlled company,” we may elect not to comply with certain corporate governance requirements, including the requirements:

●	that a majority of the board of directors consists of independent directors;

●	for an annual performance evaluation of the nominating and corporate governance and compensation committees;

●	that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibility.

We intend to use these exemptions and may continue to use all or some of these exemptions in the future. As a result, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

Corporate Information

Our principal executive office is located at Nanxi Creative Center, Suite 216, 841 Yan’an Middle Road, Jing’An District, Shanghai, China 200040. Our telephone number is 021-32205987. We maintain a website at http://izcmd.com that contains information about our Company, though no information contained on our website is part of this prospectus.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors set forth under “Risk Factors” described in our most recent annual report on Form 20-F, filed on April 30, 2024, as supplemented and updated by subsequent current reports on Form 6-K that we have filed with the SEC, together with all other information contained or incorporated by reference in this prospectus and any applicable prospectus supplement and in any related free writing prospectus in connection with a specific offering, before making an investment decision. Each of the risk factors could materially and adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in our securities, and the occurrence of any of these risks might cause you to lose all or part of your investment.

In addition, investing in our securities is highly speculative and involves a significant degree of risk. We are a holding company incorporated in the Cayman Islands and not a Chinese operating company. As a holding company with no material operations of our own, we consolidate the financial results of the PRC operating entities. Our securities offered in this offering are securities of Zhongchao Cayman, the offshore holding company in the Cayman Islands, instead of securities of the VIE or its subsidiaries in China. The Chinese regulatory authorities could disallow our structure, which could result in a material change in our operations and the value of our securities could decline or become worthless. Set forth below are certain risks related to the VIE structure and recent regulatory initiatives implemented by the relevant PRC government entities.

We are required to complete filing procedures with the CSRC in connection with the offerings in connection with this registration statement, it is uncertain whether such filing can be completed or how long it will take to complete such filing.

On February 17, 2023, the CSRC published the promulgated the Trial Administrative Measures of the Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which became effective on March 31, 2023. According to the Trial Measures, among other requirements, (1) domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedures with the CSRC; if a domestic company fails to complete the filing procedure or conceals any material fact or falsifies any major content in its filing documents, such domestic company may be subject to administrative penalties; (2) if the issuer meets both of the following conditions, the overseas offering and listing shall be determined as an indirect overseas offering and listing by a domestic company: (i) any of the total assets, net assets, revenues or profits of the domestic operating entities of the issuer in the most recent accounting year accounts for more than 50% of the corresponding figure in the issuer’s audited consolidated financial statements for the same period; (ii) its major operational activities are carried out in China or its main places of business are located in China, or the senior managers in charge of operation and management of the issuer are mostly Chinese citizens or are domiciled in China; (3) where a domestic company seeks to indirectly offer and list securities in an overseas market, the issuer shall designate a major domestic operating entity responsible for all filing procedures with the CSRC, and such filings shall be submitted to the CSRC within three business days after the submission of the overseas offering and listing application; and (4) if the issuer issues securities in the same overseas market after the initial issuance and listing, it shall submit filings with the CSRC within three business days after the completion of the issuance. Further, at the press conference held for the Trial Measures on February 17, 2023, officials from the CSRC clarified that the PRC domestic companies that have already been listed overseas on or before the effective date of the Trial Measures, March 31, 2023, shall be deemed as existing issuers, or the Existing Issuers. Existing Issuers are not required to complete the filing procedures immediately but shall carry out filing procedures as required if they conduct refinancing or are involved in other circumstances that require filing with the CSRC. Therefore, as advised by our PRC legal counsel, Han Kun Law Offices, we are required to go through filing procedures with the CSRC within three business days after the completion of the offerings in connection with this registration statement and for our future offerings and listing of our securities in an overseas market under the Trial Measures. We will begin the process of preparing a report and other required materials in connection with the CSRC filing, which will be submitted to the CSRC in due course. If we fail to complete such filing requirement, Chinese regulatory authorities may impose fines and penalties upon the PRC operating entities’ operations in China, limit the PRC operating entities’ operating privileges in China, delay or restrict the repatriation of the proceeds from the offerings in connection with this registration statement into China, or take other actions that could have a material adverse effect upon the PRC operating entities’ business, financial condition, results of operations, reputation and prospects, as well as the trading price of our securities.

An active trading market for our Class A Ordinary Shares may not continue and the trading price for our Class A Ordinary Shares may fluctuate significantly.

We cannot assure you that a liquid public market for our Class A Ordinary Shares will develop or continue. If an active public market for our Class A Ordinary Shares does not continue following the completion of the offerings in connection with this registration statement, the market price and liquidity of our Class A Ordinary Shares may be materially and adversely affected. The public offering price for our securities would be determined based upon several factors, and we can provide no assurance that the trading price of our Class A Ordinary Shares after the offerings in connection with this registration statement will not decline below the public offering price. As a result, investors in the offerings in connection with this registration statement may experience a significant decrease in the value of their securities.

USE OF PROCEEDS

Except as described in any prospectus supplement and any free writing prospectus in connection with a specific offering, we currently intend to use the net proceeds from the sale of the securities offered under this prospectus to fund the development and commercialization of our projects and the growth of our business, primarily working capital, and for general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in technologies, products and/or businesses that we believe will enhance the value of our Company, although we have no current commitments or agreements with respect to any such transactions as of the date of this prospectus. We have not determined the amount of net proceeds to be used specifically for the foregoing purposes. As a result, our management will have broad discretion in the allocation of the net proceeds and investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities. If a material part of the net proceeds is to be used to repay indebtedness, we will set forth the interest rate and maturity of such indebtedness in a prospectus supplement. Pending use of the net proceeds will be deposited in interest bearing bank accounts.

DILUTION

If required, we will set forth in a prospectus supplement the following information regarding any material dilution of the equity interests of investors purchasing securities in an offering under this prospectus:

●	the net tangible book value per share of our equity securities before and after the offering;

●	the amount of the increase in such net tangible book value per share attributable to the cash payments made by purchasers in the offering; and

●	the amount of the immediate dilution from the public offering price which will be absorbed by such purchasers.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital (which includes a description of securities we may offer pursuant to the registration statement of which this prospectus, as the same may be supplemented, forms a part) does not purport to be complete and is subject to and qualified in its entirety by our Amended and Restated Memorandum and Articles of Association (“M&A”) and by the applicable provisions of Cayman Islands law.

Our authorized share capital is US$500,000 divided into 450,000,000 Class A Ordinary Shares of par value US$0.001 each and 50,000,000 Class B Ordinary Shares of par value US$0.001 each. As of May 23, 2024, there were 1,971,124 Class A Ordinary Shares and 549,772 Class B Ordinary Shares outstanding. (not including 135,007 Class A Ordinary Shares to be issued upon exercise of the HF Warrant issued to HF Capital. For more details regarding the HF Warrant, please see “Our Corporate History and Structure”)

The following description of our share capital is intended as a summary only and is qualified in its entirety by reference to our M&A, which have been filed previously with the SEC, and applicable provisions of Cayman Islands law.

We, directly or through agents, dealers or underwriters designated from time to time, may offer, issue and sell, together or separately, up to $300,000,000 in the aggregate of:

●	Ordinary Shares;

●	preferred shares;

●	secured or unsecured debt securities consisting of notes, debentures or other evidences of indebtedness which may be senior debt securities, senior subordinated debt securities or subordinated debt securities, each of which may be convertible into equity securities;

●	warrants to purchase our securities;

●	rights to purchase our securities; or

●	units comprised of, or other combinations of, the foregoing securities.

We may issue the debt securities as exchangeable for or convertible into Ordinary Shares, preferred shares or other securities. The preferred shares may also be exchangeable for and/or convertible into Ordinary Shares, another series of preferred shares or other securities. The debt securities, the preferred shares, the Ordinary Shares and the warrants are collectively referred to in this prospectus as the “securities.” When a particular series of securities is offered, a supplement to this prospectus will be delivered with this prospectus, which will set forth the terms of the offering and sale of the offered securities.

Ordinary Shares

The following are summaries of material provisions of our M&A, corporate governance policies and the Companies Act (Revised) of the Cayman Islands (“Companies Act”) insofar as they relate to the material terms of our Class A Ordinary Shares and Class B Ordinary Shares.

Objects of Our Company

Under our M&A, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Share Capital

Our authorized share capital is divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of our Class A Ordinary Shares and Class B Ordinary Shares will have the same rights except for voting rights and conversion rights.

The holders of Class A Ordinary Shares are entitled to 1 vote for each such share held and shall be entitled to notice of any shareholders’ meeting, and, subject to the terms of the M&A, to vote thereat. The Class A Ordinary Shares are not redeemable at the option of the holder and are not convertible into shares of any other class.

The holders of Class B Ordinary Shares shall have the right to 100 votes for each such share held, and shall be entitled to notice of any shareholders’ meeting and, subject to the terms of the M&A, to vote thereat. The Class B Ordinary Shares are not redeemable at the option of the holder but are convertible into Class A Ordinary Shares at any time after issue at the option of the holder at the Conversion Rate (as defined below).

Dividends

The holders of our Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as may be declared by our Board of Directors subject to the Companies Act and to our M&A.

Voting Rights

In respect of all matters subject to a shareholders’ vote, each Class B Ordinary Share is entitled to 100 votes, and each Class A Ordinary Share is entitled to 1 vote, voting together as one class. At any general meeting a resolution put to the vote of the meeting shall be decided on a poll which shall be taken at such time and in such manner as the Chairman of the meeting directs and the result of the poll shall be deemed to be the resolution of the meeting.

No business shall be transacted at any general meeting unless a quorum of members is present at the time when the meeting proceeds to business; one or more members holding Ordinary Shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all Ordinary Shares in issue and entitled to vote at such general meeting, present in person or by proxy or, if a corporation or other non-natural person, by its duly authorised representative, shall be a quorum for all purposes provided always that if the Company has one (1) member of record, the quorum shall be that one (1) member present in person or by proxy. To avoid confusion for the purpose, when counting the quorum, each issued and outstanding Class A Ordinary Share has one (1) vote and each issued and outstanding Class B Ordinary Share has one hundred (100) votes. An ordinary resolution to be passed at a general meeting requires the affirmative vote of a simple majority of the votes cast, while a special resolution requires the affirmative vote of at least two-thirds of votes cast at a general meeting. A special resolution will be required for important matters.

Conversion

Class A Ordinary Shares are not convertible. Each Class B Ordinary Share shall be convertible, at the option of the holder thereof, into such number of fully paid and non-assessable Class A Ordinary Shares on the basis that one Class B Ordinary Share shall be converted into one Class A Ordinary Share (being a 1:1 ratio and hereafter referred to as the “Conversion Rate”), subject to adjustment.

Transfer of Ordinary Shares

Subject to the restrictions set out below, any of our shareholders may transfer all or any of his, its or her Class A Ordinary Shares or Class B Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by our Board of Directors or in a form prescribed by the stock exchange on which our shares are then listed.

Our Board of Directors may, in its sole discretion, decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares whether or not it is fully paid up to the total consideration paid for such shares. Our directors may also decline to register any transfer of any Class A Ordinary Shares or Class B Ordinary Shares if (a) the instrument of transfer is not accompanied by the certificate covering the shares to which it relates or any other evidence as our Board of Directors may reasonably require to prove the title of the transferor to, or his/her right to transfer the shares; or (b) the instrument of transfer is in respect of more than one class of shares.

If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

The registration of transfers may be suspended and the register closed at such times and for such periods as our Board of Directors may from time to time determine, provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year.

Winding-Up/Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of shares), a liquidator may be appointed to determine how to distribute the assets among the holders of the Class A Ordinary Shares and Class B Ordinary Shares. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately; a similar basis will be employed if the assets are more than sufficient to repay the whole of the capital at the commencement of the winding up.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our Board of Directors may from time to time make calls upon shareholders for any amounts unpaid on their Class A Ordinary Shares or Class B Ordinary Shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Redemption of Shares

We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our Board of Directors.

Variations of Rights of Shares

All or any of the special rights attached to any class of shares may, be varied with the resolution of at least two thirds of the issued shares of that class or a resolution passed at a general meeting of the holders of the shares of that class present in person or by proxy or with the consent in writing of the holders of at least two-thirds of the issued shares of that class.

Inspection of Books and Records

Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members not being Directors and no member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Companies Act or authorized by the Directors or by the Company in a general meeting. However, the Directors shall from time to time cause to be prepared and to be laid before the Company in a general meeting, profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by Companies Act. (See “Where You Can Find More Information”)

Issuance of Additional Shares

Our M&A authorize our Board of Directors to issue additional Class A Ordinary Shares or Class B Ordinary Shares from time to time as our Board of Directors shall determine, to the extent there are available authorized but unissued shares.

Our Board of Directors may, issue preferred shares without action by our shareholders to the extent there are authorized but unissued shares available. Issuance of additional shares may dilute the voting power of holders of Class A Ordinary Shares and Class B Ordinary Shares. However, our Memorandum of Association provides for authorized share capital comprising Class A Ordinary Shares and Class B Ordinary Shares and to the extent the rights attached to any class may be varied, the Company must comply with the provisions in the M&A relating to variations to rights of shares.

Anti-Takeover Provisions

Some provisions of our M&A may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable, including provisions that:

●	authorize our Board of Directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders (subject to variation of rights of shares provisions in our M&A); and

●	limit the ability of shareholders to requisition and convene general meetings of shareholders. Our M&A allow our shareholders holding shares representing in aggregate not less than ten percent of our paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our M&A for a proper purpose and for what they believe in good faith to be in the best interests of our Company.

General Meetings of Shareholders and Shareholder Proposals

Our shareholders’ general meetings may be held in such place within or outside the Cayman Islands as our Board of Directors considers appropriate.

As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. However, our M&A provide that we shall hold a general meeting in each year as our annual general meeting other than the year in which the M&A were adopted at such time and place as determined by the directors. The directors may, whenever they think fit, convene an extraordinary general meeting.

Shareholders’ annual general meetings and any other general meetings of our shareholders may be convened by a majority of our Board of Directors. Our Board of Directors shall give not less than seven days’ written notice of a shareholders’ meeting to those persons whose names appear as members in our register of members on the date the notice is given (or on any other date determined by our directors to be the record date for such meeting) and who are entitled to vote at the meeting.

Cayman Islands law provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our M&A allow our shareholders holding shares representing in aggregate not less than ten percent of our paid up share capital (as to the total consideration paid for such shares) in issue to requisition an extraordinary general meeting of our shareholders, in which case our directors are obliged to call such meeting and to put the resolutions so requisitioned to a vote at such meeting; otherwise, our M&A do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Exempted Company

We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside of the Cayman Islands;

●	is exempted from certain requirements of the Companies Act, including the filing an annual return of its shareholders with the Registrar of Companies or the Immigration Board;

●	does not have to make its register of members open for inspection;

●	does not have to hold an annual general meeting;

●	may issue shares with no par value (subject to the provisions of the Companies Act);

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance); and

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Register of Members

Under Cayman Islands law, we must keep a register of members and there should be entered therein:

●	the names and addresses of the members, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;

●	the date on which the name of any person was entered on the register as a member; and

●	the date on which any person ceased to be a member.

Under Cayman Islands law, the register of members of our Company is prima facie evidence of the matters set out therein (i.e. the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a member registered in the register of members is deemed as a matter of Cayman Islands law to have legal title to the shares as set against its name in the register of members. Once our register of members has been updated, the shareholders recorded in the register of members are deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in, or omitted from, our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a member of our Company, the person or member aggrieved (or any member of our Company or our Company itself) may apply to the Cayman Islands Grand Court for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s M&A may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our M&A require us to indemnify our officers and directors for actions, proceedings, claims, losses, damages, costs, liabilities and expenses (“Indemnified Losses”) incurred in their capacities as such unless such Indemnified Losses arise from dishonesty of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Preferred Shares

As all the current authorized share capital is designated as Ordinary Shares, shareholders’ special resolution will be needed to amend the Company’s M&A to alter its authorized share capital if the Company decides to issue preferred shares. After such resolution and amendment, the Board is empowered to allot and/or issue (with or without rights of renunciation), grant options over, offer or otherwise deal with or dispose of any unissued shares of the Company (whether forming part of the original or any increased share capital), either at a premium or at par, with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such persons, on such terms and conditions, and at such times as the Board may decide and they may allot or otherwise dispose of them to such persons (including any director of the Board) on such terms and conditions and at such time as the Board may determine.

You should refer to the prospectus supplement relating to the series of preferred shares being offered for the specific terms of that series, including:

●	title of the series and the number of shares in the series;

●	the price at which the preferred shares will be offered;

●	the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred shares being offered will cumulate;

●	the voting rights, if any, of the holders of preferred shares being offered;

●	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred shares being offered, including any restrictions on the foregoing as a result of arrearage in the payment of dividends or sinking fund installments;

●	the liquidation preference per share;

●	the terms and conditions, if applicable, upon which the preferred shares being offered will be convertible into our Ordinary Shares, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

●	the terms and conditions, if applicable, upon which the preferred shares being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

●	any listing of the preferred shares being offered on any securities exchange;

●	a discussion of any material federal income tax considerations applicable to the preferred shares being offered;

●	any preemptive rights;

●	the relative ranking and preferences of the preferred shares being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

●	any limitations on the issuance of any class or series of preferred shares ranking senior or equal to the series of preferred shares being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

●	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Upon issuance, the preferred shares will be fully paid and nonassessable, which means that its holders will have paid their purchase price in full and we may not require them to pay additional funds.

Any preferred share terms selected by the Board could decrease the amount of earnings and assets available for distribution to holders of our Ordinary Shares or adversely affect the rights and power, including voting rights, of the holders of our Ordinary Shares without any further vote or action by the shareholders. The rights of holders of our Ordinary Shares will be subject to, and may be adversely affected by, the rights of the holders of any preferred shares that may be issued by us in the future. The issuance of preferred shares could also have the effect of delaying or preventing a change in control of our company or make removal of management more difficult.

Description of Debt Securities

As used in this prospectus, the term “debt securities” means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities, senior subordinated debt or subordinated debt securities. We may also issue convertible debt securities. Debt securities issued under an indenture (which we refer to herein as an Indenture) will be entered into between us and a trustee to be named therein. It is likely that convertible debt securities will not be issued under an Indenture.

The Indenture or forms of Indentures, if any, will be filed as exhibits to the registration statement of which this prospectus is a part.

As you read this section, please remember that for each series of debt securities, the specific terms of your debt security as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in the summary below. The statement we make in this section may not apply to your debt security.

Events of Default Under the Indenture

Unless we provide otherwise in the prospectus supplement or free writing prospectus applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

●	if we fail to pay the principal or premium, if any, when due and payable at maturity, upon redemption or repurchase or otherwise;

●	if we fail to pay interest when due and payable and our failure continues for certain days;

●	if we fail to observe or perform any other covenant contained in the Securities of a Series or in this Indenture, and our failure continues for certain days after we receive written notice from the trustee or holders of at least certain percentage in aggregate principal amount of the outstanding debt securities of the applicable series. The written notice must specify the Default, demand that it be remedied and state that the notice is a “Notice of Default”;

●	if specified events of bankruptcy, insolvency or reorganization occur; and

●	if any other event of default provided with respect to securities of that series, which is specified in a Board Resolution, a supplemental indenture hereto or an Officers’ Certificate as defined in the Form of Indenture.

We covenant in the Form of Indenture to deliver a certificate to the trustee annually, within certain days after the close of the fiscal year, to show that we are in compliance with the terms of the indenture and that we have not defaulted under the indenture.

Nonetheless, if we issue debt securities, the terms of the debt securities and the final form of indenture will be provided in a prospectus supplement. Please refer to the prospectus supplement and the form of indenture attached thereto for the terms and conditions of the offered debt securities. The terms and conditions may or may not include whether or not we must furnish periodic evidence showing that an event of default does not exist or that we are in compliance with the terms of the indenture.

The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures (and any amendments or supplements we may enter into from time to time which are permitted under each Indenture) and the debt securities, including the definitions therein of certain terms.

General

Unless otherwise specified in a prospectus supplement, the debt securities will be direct secured or unsecured obligations of our company. The senior debt securities will rank equally with any of our other unsecured senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to any senior indebtedness.

We may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. Unless indicated in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture and will be equal in ranking.

Should an indenture relate to unsecured indebtedness, in the event of a bankruptcy or other liquidation event involving a distribution of assets to satisfy our outstanding indebtedness or an event of default under a loan agreement relating to secured indebtedness of our company or its subsidiaries, the holders of such secured indebtedness, if any, would be entitled to receive payment of principal and interest prior to payments on the senior indebtedness issued under an Indenture.

Prospectus Supplement

Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:

●	the title of debt securities and whether they are subordinated, senior subordinated or senior debt securities;

●	any limit on the aggregate principal amount of debt securities of such series;

●	the percentage of the principal amount at which the debt securities of any series will be issued;

●	the ability to issue additional debt securities of the same series;

●	the purchase price for the debt securities and the denominations of the debt securities;

●	the specific designation of the series of debt securities being offered;

●	the maturity date or dates of the debt securities and the date or dates upon which the debt securities are payable and the rate or rates at which the debt securities of the series shall bear interest, if any, which may be fixed or variable, or the method by which such rate shall be determined;

●	the basis for calculating interest if other than 360-day year or twelve 30-day months;

●	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

●	the duration of any deferral period, including the maximum consecutive period during which interest payment periods may be extended;

●	whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

●	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

●	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable, where any securities may be surrendered for registration of transfer, exchange or conversion, as applicable, and notices and demands may be delivered to or upon us pursuant to the applicable Indenture;

●	the rate or rates of amortization of the debt securities;

●	if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

●	our obligation or discretion, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

●	the terms and conditions, if any, regarding the option or mandatory conversion or exchange of debt securities;

●	the period or periods within which, the price or prices at which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part at our option and, if other than by a board resolution, the manner in which any election by us to redeem the debt securities shall be evidenced;

●	any restriction or condition on the transferability of the debt securities of a particular series;

●	the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with any event of default if other than the full principal amount;

●	the currency or currencies in which the debt securities will be denominated and in which principal, any premium and any interest will or may be payable or a description of any units based on or relating to a currency or currencies in which the debt securities will be denominated;

●	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

●	any deletions from, modifications of or additions to the events of default or our covenants with respect to the applicable series of debt securities, and whether or not such events of default or covenants are consistent with those contained in the applicable Indenture;

●	any limitation on our ability to incur debt, redeem stock, sell our assets or other restrictions;

●	the application, if any, of the terms of the applicable Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

●	what subordination provisions will apply to the debt securities;

●	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our Ordinary Shares, preferred shares or other securities or property;

●	whether we are issuing the debt securities in whole or in part in global form;

●	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an event of default;

●	the depositary for global or certificated debt securities, if any;

●	any material federal income tax consequences applicable to the debt securities, including any debt securities denominated and made payable, as described in the prospectus supplements, in foreign currencies, or units based on or related to foreign currencies;

●	any right we may have to satisfy, discharge and defease our obligations under the debt securities, or terminate or eliminate restrictive covenants or events of default in the Indentures, by depositing money or U.S. government obligations with the trustee of the Indentures;

●	the names of any trustees, depositories, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities;

●	to whom any interest on any debt security shall be payable, if other than the person in whose name the security is registered, on the record date for such interest, the extent to which, or the manner in which, any interest payable on a temporary global debt security will be paid if other than in the manner provided in the applicable Indenture;

●	if the principal of or any premium or interest on any debt securities is to be payable in one or more currencies or currency units other than as stated, the currency, currencies or currency units in which it shall be paid and the periods within and terms and conditions upon which such election is to be made and the amounts payable (or the manner in which such amount shall be determined);

●	the portion of the principal amount of any debt securities which shall be payable upon declaration of acceleration of the maturity of the debt securities pursuant to the applicable Indenture if other than the entire principal amount;

●	if the principal amount payable at the stated maturity of any debt security of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount which shall be deemed to be the principal amount of such debt securities as of any such date for any purpose, including the principal amount thereof which shall be due and payable upon any maturity other than the stated maturity or which shall be deemed to be outstanding as of any date prior to the stated maturity (or, in any such case, the manner in which such amount deemed to be the principal amount shall be determined); and

●	any other specific terms of the debt securities, including any modifications to the events of default under the debt securities and any other terms which may be required by or advisable under applicable laws or regulations.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. Holders of the debt securities may present registered debt securities for exchange or transfer in the manner described in the applicable prospectus supplement. Except as limited by the applicable Indenture, we will provide these services without charge, other than any tax or other governmental charge payable in connection with the exchange or transfer.

Debt securities may bear interest at a fixed rate or a variable rate as specified in the prospectus supplement. In addition, if specified in the prospectus supplement, we may sell debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate, or at a discount below their stated principal amount. We will describe in the applicable prospectus supplement any special federal income tax considerations applicable to these discounted debt securities.

We may issue debt securities with the principal amount payable on any principal payment date, or the amount of interest payable on any interest payment date, to be determined by referring to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount on any principal payment date, or interest payments on any interest payment date, that are greater or less than the amount of principal or interest otherwise payable on such dates, depending upon the value on such dates of applicable currency, commodity, equity index or other factors. The applicable prospectus supplement will contain information as to how we will determine the amount of principal or interest payable on any date, as well as the currencies, commodities, equity indices or other factors to which the amount payable on that date relates and certain additional tax considerations.

Description of Warrants

We may issue warrants to purchase our Ordinary Shares or preferred shares. Warrants may be issued independently or together with any other securities that may be sold by us pursuant to this prospectus or any combination of the foregoing and may be attached to, or separate from, such securities. To the extent warrants that we issue are to be publicly-traded, each series of such warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. While the terms we have summarized below will apply generally to any warrants that we may offer under this prospectus, we will describe in particular the terms of any series of warrants that we may offer in more detail in the applicable prospectus supplement and any applicable free writing prospectus. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the form of the warrant and/or warrant agreement, if any, which may include a form of warrant certificate, as applicable that describes the terms of the particular series of warrants we may offer before the issuance of the related series of warrants. We may issue the warrants under a warrant agreement that we will enter into with a warrant agent to be selected by us. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any registered holders of warrants or beneficial owners of warrants. The following summary of material provisions of the warrants and warrant agreements is subject to, and qualified in its entirety by reference to, all the provisions of the form of warrant and/or warrant agreement and warrant certificate applicable to a particular series of warrants. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete form of warrant and/or the warrant agreement and warrant certificate, as applicable, that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

●	the title of the warrants;

●	the price or prices at which the warrants will be issued;

●	the designation, amount and terms of the securities or other rights for which the warrants are exercisable;

●	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

●	the aggregate number of warrants;

●	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

●	the price or prices at which the securities or other rights purchasable upon exercise of the warrants may be purchased;

●	if applicable, the date on and after which the warrants and the securities or other rights purchasable upon exercise of the warrants will be separately transferable;

●	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

●	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

●	the maximum or minimum number of warrants that may be exercised at any time;

●	information with respect to book-entry procedures, if any; and

●	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase the number of Ordinary Shares or preferred shares of the relevant class or series at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, if applicable, unexercised warrants will become void. Warrants may be exercised in the manner described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent, if any, or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the securities or other rights that the warrant holder has purchased. If the warrant holder exercises less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Prior to the exercise of any warrants to purchase Ordinary Shares or preferred shares of the relevant class or series, holders of the warrants will not have any of the rights of holders of Ordinary Shares or preferred shares purchasable upon exercise, including the right to vote or to receive any payments of dividends or payments upon our liquidation, dissolution or winding up on the Ordinary Shares or preferred shares purchasable upon exercise, if any.

Outstanding Warrants

As of the date of this prospectus, there is an outstanding warrant to purchase 135,007 Class A Ordinary Shares.

Description of Rights

We may issue rights to purchase our securities. The rights may or may not be transferable by the persons purchasing or receiving the rights. In connection with any rights offering, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other persons would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and one or more banks, trust companies or other financial institutions, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the rights and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights that we offer will include specific terms relating to the offering, including, among other matters:

●	the date of determining the security holders entitled to the rights distribution;

●	the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights;

●	the exercise price;

●	the conditions to completion of the rights offering;

●	the date on which the right to exercise the rights will commence and the date on which the rights will expire; and

●	any applicable federal income tax considerations.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights will become void.

If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than our security holders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Description of Units

The following description, together with the additional information we may include in any applicable prospectus supplement, summarizes the material terms and provisions of the units that we may offer under this prospectus. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement and any related free writing prospectus. The terms of any units offered under a prospectus supplement may differ from the terms described below. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report we file with the SEC, the form of unit agreement that describes the terms of the series of units we may offer under this prospectus, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete unit agreement and any supplemental agreements that contain the terms of the units.

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we may issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent, if any, may be a bank or trust company that we select. We will indicate the name and address of the unit agent, if any, in the applicable prospectus supplement relating to a particular series of units. Specific unit agreements, if any, will contain additional important terms and provisions. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from a current report that we file with the SEC, the form of unit and the form of each unit agreement, if any, relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable

●	the title of the series of units;

●	identification and description of the separate constituent securities comprising the units;

●	the price or prices at which the units will be issued;

●	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

●	a discussion of certain United States federal income tax considerations applicable to the units; and

●	any other material terms of the units and their constituent securities.

The provisions described in this section, as well as those described under “Description of Share Capital - Ordinary Shares and Preferred Shares” and “Description of Warrants” will apply to each unit and to any Ordinary Shares, preferred shares or warrant included in each unit, respectively.

Issuance in Series

We may issue units in such amounts and in numerous distinct series as we determine.

Transfer Agent and Registrar

The transfer agent and registrar for our Ordinary Shares is Transhare Corporation, located in Clearwater, Florida. Their mailing address is Bayside Center 1, 17755 North US Highway 19, Suite # 140, Clearwater FL 33764. Their phone number is (303) 662-1112.

NASDAQ Capital Market Listing

Our Class A Ordinary Shares are listed on the NASDAQ Capital Market under the symbol “ZCMD.”

PLAN OF DISTRIBUTION

We may sell the securities offered through this prospectus (i) to or through underwriters or dealers, (ii) directly to purchasers, including our affiliates, (iii) through agents, or (iv) through a combination of any these methods. The securities may be distributed at a fixed price or prices, which may be changed, market prices prevailing at the time of sale, prices related to the prevailing market prices, or negotiated prices. The prospectus supplement will include the following information:

●	the terms of the offering;

●	the names of any underwriters or agents;

●	the name or names of any managing underwriter or underwriters;

●	the purchase price of the securities;

●	any over-allotment options under which underwriters may purchase additional securities from us;

●	the net proceeds from the sale of the securities;

●	any delayed delivery arrangements;

●	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

●	any initial public offering price;

●	any discounts or concessions allowed or reallowed or paid to dealers;

●	any commissions paid to agents; and

●	any securities exchange or market on which the securities may be listed.

Sale Through Underwriters or Dealers

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement. If underwriters are used in the sale, the underwriters will acquire the securities for their own account, including through underwriting, purchase, security lending or repurchase agreements with us. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions. Underwriters may sell the securities in order to facilitate transactions in any of our other securities (described in this prospectus or otherwise), including other public or private transactions and short sales. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless otherwise indicated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

If dealers are used in the sale of securities offered through this prospectus, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

We will provide in the applicable prospectus supplement any compensation we will pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers.

Direct Sales and Sales Through Agents

We may sell the securities offered through this prospectus directly. In this case, no underwriters or agents would be involved. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Delayed Delivery Contracts

If the prospectus supplement indicates, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Market Making, Stabilization and Other Transactions

Unless the applicable prospectus supplement states otherwise, other than our Ordinary Shares, all securities we offer under this prospectus will be a new issue and will have no established trading market. We may elect to list offered securities on an exchange or in the over-the-counter market. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

Any underwriter may also engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions.

Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

General Information

Agents, underwriters, and dealers may be entitled, under agreements entered into with us, to indemnification by us against certain liabilities, including liabilities under the Securities Act. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

Except as otherwise set forth in the applicable prospectus supplement, certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon for us by Robinson & Cole LLP to the extent governed by the laws of the State of New York, and by Ogier (Cayman) LLP to the extent governed by the laws of the Cayman Islands. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering.

EXPERTS

The financial statements in this prospectus as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 , incorporated by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2023 have been audited by Prager Metis CPAs, LLC, an independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The office of Prager Metis CPAs, LLC is located at 401 Hackensack Avenue, 4th Floor, Hackensack, New Jersey 07601.

The financial statements in this prospectus for the year ended December 31, 2021, incorporated by reference from the Company’s Annual Report on Form 20-F for the year ended December 31, 2023 have been audited by Marcum Asia CPAs LLP (Formerly known as “Marcum Bernstein & Pinchuk LLP”), an independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The office of Marcum Asia CPAs LLP is located at 7 Pennsylvania Plaza Suite 830, New York, NY 10001.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC. This means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Exchange Act:

(1)	the Company’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on April 30, 2024;

(2)	the Company’s Current Reports on Form 6-K, filed with the SEC on January 3, 2024, January 12, 2024, February 20, 2024, February 27, 2024, February 29, 2024 and March 18, 2024; and

(3)	the description of our Ordinary Shares incorporated by reference in our registration statement on Form 8-A, as amended (File No. 001-39229) filed with the Commission on February 13, 2020, including any amendment and report subsequently filed for the purpose of updating that description; and

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (and in the case of a Current Report on Form 6-K, so long as they state that they are incorporated by reference into this prospectus, and other than Current Reports on Form 6-K, or portions thereof, furnished under Form 6-K) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC. To the extent that any information contained in any Current Report on Form 6-K or any exhibit thereto, was or is furnished to, rather than filed with the SEC, such information or exhibit is specifically not incorporated by reference.

Upon request, we will provide, without charge, to each person who receives this prospectus, a copy of any or all of the documents incorporated by reference (other than exhibits to the documents that are not specifically incorporated by reference in the documents). Please direct written or oral requests for copies to us at Nanxi Creative Center, Suite 216, 841 Yan’an Middle Road, Jing’An District, Shanghai, China 200040, Attention: Weiguang Yang, 021-32205987.

WHERE YOU CAN FIND MORE INFORMATION

As permitted by SEC rules, this prospectus omits certain information and exhibits that are included in the registration statement of which this prospectus forms a part. Since this prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement of which this prospectus forms a part, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed above, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and, in accordance with these requirements, we file annual and current reports and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains our filed reports and other information that we file electronically with the SEC.

We maintain a corporate website at http://izcmd.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands have a less developed body of securities laws that provide significantly less protection to investors as compared to the securities laws of the United States. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Substantially all of our assets are located in China. In addition, some of our directors and officers are residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or our directors and officers, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have been advised by our Cayman Islands legal counsel, Ogier (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against us, judgments of courts of the United States obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is currently no statutory enforcement or treaty between the United States and the Cayman Islands providing for enforcement of judgments obtained in the United States. The courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive, given by a court of competent jurisdiction (the courts of the Cayman Islands will apply the rules of Cayman Islands private international law to determine whether the foreign court is a court of competent jurisdiction), and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands. Furthermore, it is uncertain that Cayman Islands courts would enforce: (1) judgments of U.S. courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the U.S. federal securities laws; or (2) original actions brought against us or other persons predicated upon the Securities Act. Ogier (Cayman) LLP has informed us that there is uncertainty with regard to Cayman Islands law relating to whether a judgment obtained from the U.S. courts under civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal, punitive in nature. A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Han Kun Law Offices has advised us that the recognition and enforcement of foreign judgments are provided for under PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedure Law and other applicable laws and regulations based either on treaties between China and the country where the judgment is made or on principles reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedure Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the Cayman Islands.

ZHONGCHAO INC.

$300,000,000

Class A Ordinary Shares,

Preferred Shares,

Debt Securities

Warrants,

Rights and

Units

PROSPECTUS

May 23, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

The Companies Act (Revised) of the Cayman Islands (the “Companies Act”) does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Amended and Restated Memorandum and Articles of Association permit indemnification of officers and directors against all actions, proceedings, claims, losses, or liabilities (“Indemnified Losses”) incurred in their capacities as such unless such Indemnified Losses arise from dishonesty of such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits

Exhibit No.	Description
1.1	Form of Underwriting Agreement**
3.1	Amended and Restated Memorandum and Articles of Association (incorporated by reference to the identically named exhibit filed with the Current Report on 6-K filed with the Securities and Exchange Commission on February 29, 2024)
4.1	Form of Specimen Class A Ordinary Share Certificate (incorporated by reference to the identically named exhibit filed with the Registration Statement on Form F-1 (File No. 333-234807) filed with the Securities and Exchange Commission on December 27, 2019)
4.2	Form of Preferred Shares Certificate**
4.3	Form of Warrant**
4.4	Form of Warrant Agreement**
4.5	Form of Unit
4.6	Form of Unit Agreement**
4.7	Form of indenture with respect to senior debt securities, to be entered into between registrant and a trustee acceptable to the registrant, if any.
4.8	Form of indenture with respect to subordinated debt securities, to be entered into between registrant and a trustee acceptable to the registrant, if any.
4.9	Form of debt securities, if any.**
5.1	Opinion of Ogier (Cayman) LLP
23.1	Consent of Prager Metis CPAs, LLC
23.2	Consent of Marcum Asia CPAs LLP
23.3	Consent of Ogier (Cayman) LLP (included in Exhibit 5.1)
23.4	Consent of Han Kun Law Offices
24.1	Power of Attorney (included on signature page of this registration statement)
107	Filing Fee Table

**	To be filed by amendment or as an exhibit to a filing with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 and incorporated by reference in connection with the offering of securities to the extent required for any such offering.

Item 10 Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b).

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on May 23, 2024.

ZHONGCHAO INC.

By:	/s/ Weiguang Yang
Name:	Weiguang Yang
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Weiguang Yang and Pei Xu, and each of them, individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in his or her name, place and stead, in any and all capacities (including his capacity as a director and/or officer of the registrant), to sign any and all amendments and post-effective amendments and supplements to this registration statement, and including any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, this Form F-3 registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Weiguang Yang	Chief Executive Officer and	May 23, 2024
Weiguang Yang	Chairman of the Board of Directors (Principal Executive Officer)

/s/ Pei Xu	Chief Financial Officer and Director	May 23, 2024
Pei Xu	(Principal Accounting and Financial Officer)

/s/ Xuejun Chen	Chief Medical Officer	May 23, 2024
Xuejun Chen

/s/ Baoqian Tian	Chief Sales Officer	May 23, 2024
Baoqian Tian

/s/ Shuang Wu	Chief Operation Officer	May 23, 2024
Shuang Wu

/s/ John C. General	Independent Director	May 23, 2024
John C. General

/s/ Kevin Dean Vassily	Independent Director	May 23, 2024
Kevin Dean Vassily

/s/ Dan Li	Independent Director	May 23, 2024
Dan Li

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Company has signed this Registration Statement or amendment thereto in Newark, DE on May 23, 2024.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director Puglisi & Associates